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EXHIBIT 6.2       1999 STOCK OPTION PLAN


                          KINESYS PHARMACEUTICALS, INC.
                             1999 STOCK OPTION PLAN

                             ADOPTED: JULY 27, 1999

1.       INTRODUCTIONS AND DEFINITIONS

         1.1      THE PLAN

         This 1999 Stock Option Plan (hereinafter, this "Plan") establishes the right of and procedures for Kinesys Pharmaceuticals, Inc. (the "Company") to grant stock options to its employees, consultants and/or directors, and others. This Plan provides for the granting of two types of options, namely
(1) Incentive Stock Options, as defined and governed by Section 422 of the Internal Revenue Code of 1986, as amended, and (2) Nonqualified Stock Options. This Plan sets forth provisions applicable to both types of options, to Incentive Stock Options only, and to Nonqualified Stock Options only.

         1.2      DEFINITIONS

         Capitalized terms used in this Plan shall have the following meanings:

         "ACT" means the Securities Act of 1933 as from time to time amended or any replacement act or legislation.

         "BOARD" means the Board of Directors of the Company.

         "CAUSE" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Board, whose determination shall be conclusive and binding.

         "CHANGE OF CONTROL EVENT" means a merger, consolidation, tender offer, takeover bid, or sale of assets, as the case may be and as described in Subsections (1) through (3) of Section 2.5(a).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" means a committee appointed by the Board, pursuant to
Section 2.3 hereof, to administer the provisions of this Plan, and in the absence of any such committee, references to the Committee shall mean the Board.

         "COMPANY" means Kinesys Pharmaceuticals, Inc.

         "CONSULTANT" means any person engaged by the Company or any current or future subsidiary of the Company to perform services as a non-employee service provider, advisor or consultant pursuant to the terms of a written plan or contract.

         "DIRECTOR" means a member of the Board.

         "EMPLOYEE" means, for purposes of this Plan, persons continuously employed by the Company or by any current or future foreign or domestic subsidiary of the Company on a regular basis, whether full-time or part-time, at any time during the duration hereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as from time to time amended, or any replacement act or legislation.


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         "FAIR MARKET VALUE" of the Company's common stock shall be determined by the Board or, in the event the Company's securities are listed on any national securities exchange, Nasdaq or any other national over-the-counter or other stock trading market, then as of any time based upon the prevailing bid price of the Company's common stock as of such time. If the Company's securities are not listed on any national securities exchange, Nasdaq or any other national over-the-counter or other stock trading market and in the absence of a determination by the Board to the contrary, the Fair Market Value of the Company's equity securities shall equal the most recent appraised value per share as calculated by an independent appraisal firm hired by the Company.

         "INCENTIVE STOCK OPTION" means an option issued by the Company to purchase shares of stock of the Company that meets the definition of "incentive stock option" contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option.

         "NONQUALIFIED STOCK OPTION" means an option issued by the Company to purchase shares of stock of the Company that is not an Incentive Stock Option. "Nonqualified Stock Options" is the plural of Nonqualified Stock Option.

         "OPTIONED SHARES" means Shares subject to a Stock Option.

         "OPTIONEE" means the recipient of a Stock Option pursuant to a Stock Option Agreement.

         "PLAN" means this Kinesys Pharmaceuticals, Inc. 1999 Stock Option
Plan.

         "SHARES" shall mean the Shares of the Company reserved for issuance under this Plan as further defined in Section 2.2.

         "STOCK OPTION" means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement, whether an Incentive Stock Option or a Nonqualified Stock Option.

         "STOCK OPTION AGREEMENT" means the written contract by which a Stock Option is granted by the Company to an Optionee.

         2. GENERAL PROVISIONS APPLICABLE TO BOTH NONQUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS GRANTED BY THE COMPANY.

                  2.1      OBJECTIVES OF THIS PLAN

         The purpose of this Plan is to encourage ownership of common stock of the Company by Employees and to provide a means of granting Stock Options to Consultants, Directors, and others. This Plan is intended to provide an incentive to Employees for maximum effort in the successful operation of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain personnel of the best available talent through the opportunity to share in the increased value of the Company's shares to which such personnel have contributed. The benefits of this Plan are not a substitute for compensation otherwise payable to Employees pursuant to the terms of their employment.

                  2.2      STOCK RESERVED FOR THIS PLAN

         Subject to the provisions of Section 2.9, the number of shares reserved for issuance upon the exercise of Stock Options granted under this Plan shall be _________ shares of the ____ value common stock of the Company (the "Shares"), which Shares shall be reserved from the Company's authorized and unissued shares. Shares subject to any Stock Option under this Plan which are not exercised in full or Shares as to which the right to purchase is forfeited through default or otherwise, shall remain available for


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other Stock Options under this Plan. The aggregate number of Shares subject to Stock Options under this Plan or reserved for issuance by the Board shall not exceed the number approved by the shareholders at the time of adoption hereof unless such increase is approved by the Company's shareholders. Such approval shall be by the affirmative vote of shareholders holding a majority of the issued and outstanding shares of common stock of the Company entitled to vote at a meeting called to approve such increase.

                  2.3      ADMINISTRATION OF THIS PLAN

         This Plan shall be administered by the Board. The Board may appoint a Board committee (the "Committee") to administer this Plan in the name of the Board. The Board or the Committee so appointed shall have full power and authority to administer and interpret this Plan and to adopt, from time to time, such guidelines, rules, policies, regulations, forms of notice, and forms of agreements and instruments for the administration of this Plan as the Board or such Committee, as the case may be, deems necessary or advisable. Such powers include, but are not limited to (subject to the specific limitations described herein), authority to determine the Employees, Consultants and Directors to be granted Stock Options under this Plan, to determine the size, type, and applicable terms and conditions of grants to be made to such Employees, Consultants and Directors, to determine a time when Stock Options will be granted, and to authorize grants to eligible Employees, Consultants and Directors. For purposes of this Plan, references to the Board's authority to take certain actions or make certain determinations with respect to the Plan shall include a Committee to which the Board has delegated such authority.

         The Board's interpretations of this Plan and all Stock Option Agreements, including the definitions of terms used herein and in Stock Option Agreements, and all actions taken and determinations made by the Board concerning any matter arising under or with respect to this Plan or any Stock Options granted pursuant to this Plan, shall be final, binding, and conclusive on all interested parties, including the Company, its shareholders, and all former, present, and future Employees, Consultants and Directors of the Company. So long as the Company is not subject to the reporting requirements of the Exchange Act, the Board may delegate some or all of its power and authority hereunder to the duly elected officers of the Company, such delegation to be subject to such terms and conditions as the Board in its discretion shall determine. Such delegation of authority may be contained in guidelines, rules, and regulations adopted by the Board from time to with respect to this Plan. The Board may, as to questions of accounting, rely conclusively upon any determinations made by independent public accountants of the Company.

         2.4 ELIGIBILITY; FACTS TO BE CONSIDERED IN GRANTING STOCK OPTIONS

         The Board shall have the authority to determine the persons eligible to receive a Stock Option, the time or times at which the Optioned Shares may be purchased and whether all of the Stock Options may be exercised at one time or in increments.

         2.5 RIGHTS OF OPTIONEE IN CHANGE OF CONTROL EVENTS--MERGER, CONSOLIDATION, TENDER OFFER, TAKEOVER BID, SALE OF ASSETS--OR ON DISSOLUTION

                  (a) Notwithstanding anything in this Plan to the contrary, the Optionee may purchase the full amount of Optioned Shares for which Stock Options have been granted to the Optionee and for which the Stock Options have not been exercised under the following conditions:

                  (1) The Optionee may conditionally purchase any or all Optioned Shares during the period commencing twenty-seven (27) days and ending seven (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation, PROVIDED such merger or consolidation is not (i) between or among the Company and other corporations related to or affiliated with the Company or (ii) a merger or consolidation in which the surviving corporation agrees to assume this Plan and the Stock Options exercisable pursuant to it;

                  (2) The Optionee may conditionally purchase any or all Optioned Shares during the period commencing on the initial date of a tender offer or takeover bid for the Shares (other than a tender


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offer by the Company) subject to the Securities Exchange Act of 1934 and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of Shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

                  (3) The Optionee may conditionally purchase any or all Optioned Shares during the period commencing the date the shareholders of the Company approve a sale of substantially all the assets of the Company and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time); and

                  (4) The Optionee may conditionally purchase any or all Optioned Shares during the period commencing the date the shareholders of the Company approve the dissolution of the Company and ending seven (7) days prior to the date of filing its Articles of Dissolution.

         (b) If the merger, consolidation, tender offer, takeover bid, sale of assets (collectively, a "Change of Control Event"), or dissolution, as the case may be and as described in subsections (1) through (4) of Section 2.5(a), once commenced, is canceled or revoked, the conditional purchase of Shares for which the option to purchase would not have otherwise been exercisable at the time of said cancellation or revocation, but for the operation of this Section 2.5, shall be rescinded. With respect to all other Shares conditionally purchased, the Optionee may rescind such purchase at Optionee's option.

         (c) If the Change of Control Event does occur or Articles of Dissolution are filed, as the case may be and as described in subsections (1) through (4) of Section 2.5(a), and the Optionee has not conditionally purchased all Optioned Shares, all unexercised options shall terminate on the effective, termination, closing, or filing date, as the case may be.

         (d) If the Company shall be the surviving corporation in any merger or consolidation or is a party to a merger or consolidation which is between or among the Company and other corporations related to or affiliated with the Company, any Stock Option granted hereunder shall pertain and apply to the securities to which a holder of the number of Shares of common stock subject to the Stock Option would have been entitled.

         (e) Nothing herein shall allow the Optionee to purchase Optioned Shares, the options for which have expired.

         2.6 STOCK OPTION AGREEMENTS; TERMS AND EXPIRATION OF STOCK OPTIONS

         Each Stock Option granted under this Plan shall be pursuant to a written Stock Option Agreement in a form substantially similar to the form attached as ANNEX A, which shall designate whether the Stock Option is an Incentive Stock Option or Nonqualified Stock Option, shall be subject to such amendment or modification from time to time as the Board shall deem necessary or appropriate to comply with or take advantage of applicable laws or regulations and shall contain or be subject to provisions as to the following effect, together with such other provisions as the Board shall from time to time approve:

         (a) that, subject to the provisions of Section 2.6(b) below, the Stock Option, as to the whole or any part thereof, may be exercised only by the Optionee or Optionee's personal representative;

         (b) that neither the whole nor any part of the Stock Option shall be transferable by the Optionee or by operation of law other than by will of, or by the laws of descent and distribution applicable to, a deceased Optionee and that the Stock Option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer, or hypothecation or any attempted sale, transfer, or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or Optionee's estate;

         (c) that subject to the foregoing provisions, a Stock Option may be exercised at different times for portions of the total number of Shares for which the right to purchase shall have vested;


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         (d) that no Optionee shall have the right to receive any dividend on or to vote or exercise any right in respect of any Shares unless and until the certificates for such Shares have been issued to such Optionee;

         (e) that the Stock Option shall expire with respect to vested Shares at the earliest of the following:

                  (1)      The date specified in the Stock Option Agreement;

                  (2) With respect to any Employee, ninety (90) days after voluntary or involuntary termination of Optionee's employment for any reason other than termination as described in Paragraphs (5) or (6) below;

                  (3) With respect to any Consultant, ninety (90) days after the earlier of (i) the date either the Company or Optionee notifies the other that the Company or the Optionee, as the case may be, is terminating the consultant relationship or (ii) the end of a period of one hundred twenty
(120) days during which the Consultant has not performed any service for the Company, unless in either case, such termination is pursuant to events described in Paragraphs (5) or (6) below;

                  (4) With respect to a Director, ninety (90) days after resignation or removal from the Board of the Company or other cessation of service as a director other than cessation of service as described in Paragraphs (5) or (6) below;

                  (5) Immediately upon the discharge of Optionee (removal from the Board, in the case of a Director) for "cause" as defined in any employment or consulting agreement between the Company and Optionee or, if there shall be no such employment or consulting agreement, for Cause as defined herein;

                  (6) Twelve (12) months after Optionee's death or disability; or

                  (7) In the event of a Change of Control Event, or the filing of Articles of Dissolution, as the case may be and as described in subsections (1) through (4) of Section 2.5(a), on the date specified in
Section 2.5(c). However, if the Change of Control Event does not occur or if Articles of Dissolution are not filed, as the case may be and as described in Subsections (1) through (4) of Section 2.5(a), all Stock Options which are terminated pursuant to this Subsection (e)(7) shall be reinstated as if no action with respect to any of said events had been contemplated or taken by any party thereto and all Optionees shall be returned to their respective positions on the date of termination;

         (f) that, to the extent a Stock Option Agreement provides for the vesting of the right to purchase in increments, such vesting shall cease, and the Stock Option shall expire with respect to unvested Shares, as of the date of the Optionee's death, disability, or, in the case of any Employee, voluntary or involuntary termination of Optionee's employment with the Company for any reason or, in the case of any Consultant, (i) the date either the Company or Optionee notifies the other that the Company or the Optionee, as the case may be, is terminating the consultant relationship or (ii) the end of a period of one hundred twenty (120) days during which the Consultant has not performed any service for the Company or, in the case of a Director, upon his resignation or removal from the Board of the Company or other cessation of his services as a director;

         (g) that the terms of the Stock Option Agreement shall be a contract between the Company and the Optionee, and the specific terms of any Stock Option Agreement shall govern over the more general terms hereof; and any guidelines, rules and regulations adopted by the Board from time to time with respect to this Plan.


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         (h) that, with respect to Employees, the Stock Option Agreement shall not be affected by any changes of duties or position so long as the Optionee shall continue to be an Employee, subject to the terms hereof and any .

                  2.7      NOTICE OF INTENT TO EXERCISE STOCK OPTION

         The Optionee (or other person or persons, if any, entitled hereunder) desiring to exercise a Stock Option as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office in Richmond, British Columbia, specifying the number of Optioned Shares to be purchased and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. The Company from time to time may issue or specify to Optionees a written form for use in connection with any such exercise. With respect to any Shares conditionally purchased pursuant to Section 2.5(a) above and for which such purchase has not been voluntarily or otherwise rescinded pursuant to Section 2.5(b), the Optionee shall be deemed to have given to the Company the notice of exercise required by this Section 2.7 as of ten (10) days prior to the closing or effective date of the Change of Control Event or the filing of Articles of Dissolution, as the case may be and as described in Subsections (1) through
(4) of Section 2.5(a).

                  2.8      METHOD OF EXERCISE OF STOCK OPTION

         Within ten (10) days after receipt by the Company of the notice provided in Section 2.7, but not later than the expiration date specified in
Section 2.5(e), the Stock Option shall be exercised as to the number of Shares specified in the notice by payment by the Optionee to the Company of the amount specified below in Section 3.2 and Section 4.5, as applicable. Payment of such purchase price shall be made in cash, or in accordance with procedures for a "cashless exercise" as the same may have been established from time to time by the Company and the brokerage firm, if any, designated by the Company to facilitate exercises of Stock Options and sales of Shares under this Plan. Payment in shares of the Company's common stock shall be deemed to be the equivalent of payment in cash at the Fair Market Value of those shares. For purposes of the preceding sentence, "Fair Market Value" shall be determined by the Board in the same manner as utilized in determining the Fair Market Value at the time other Stock Options are granted.

                  2.9      RECAPITALIZATION

         The aggregate number of Shares for which Stock Options may be granted hereunder, the number of Shares covered by each outstanding Stock Option, and the price per Share thereof in each such Stock Option Agreement shall be proportionately adjusted for an increase or decrease in the number of outstanding shares of common stock of the Company resulting from a stock split or reverse split of shares or any other capital adjustment or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company excluding any decrease resulting from a redemption of shares by the Company. If the adjustment would result in a fractional Share the Optionee shall be entitled to one (1) additional Share, provided that the total number of Shares to be granted under this Plan shall not be increased above the equivalent number of Shares initially allocated or later increased by approved amendment to this Plan. Any adjustment shall be made by the Board whose determination shall be final, binding and conclusive.

                  2.10     SUBSTITUTIONS AND ASSUMPTIONS

         The Board shall have the right to substitute, replace, or assume options in connection with mergers, reorganizations, separations, or other "corporate transactions" as that term is defined in the Code and to the extent that such substitutions and assumptions are permitted by Section 425 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to options before and after the substitution.

                  2.11     TERMINAL DATE OF PLAN


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         This Plan shall not extend beyond a date ten (10) years from the date of adoption hereof by the Board, provided that any Stock Option to purchase shares duly granted hereunder prior to such date shall be exercisable pursuant to its terms and the terms hereof until expiration or earlier termination of such Stock Option.

                  2.12     GRANTING OF STOCK OPTIONS

         The granting of any Stock Option pursuant to this Plan shall be entirely in the discretion of the Board and nothing herein contained shall be construed to give any person any right to participate under this Plan or to receive any Stock Option under it.

         The granting of a Stock Option pursuant to this Plan shall not constitute any agreement or an understanding, express or implied on the part of the Company or a subsidiary to employ or retain the Optionee for any specified period.

                  2.13     WITHDRAWAL

         An Optionee may at any time elect in writing to abandon a Stock Option with respect to the number of Shares as to which the Stock Option shall not have been exercised.

                  2.14     GOVERNMENT REGULATIONS

         This Plan and the granting and exercise of any Stock Option hereunder and the obligations of the Company to sell and deliver Shares under any such Stock Option shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies as may be required.

                  2.15     PROCEEDS FROM SALE OF STOCK

         Proceeds of the purchase of Optioned Shares by an Optionee shall be used for the general business purposes of the Company.

                  2.16     SHAREHOLDER APPROVAL

         This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof. The Company may grant Stock Options prior to such approval which shall be conditioned upon subsequent shareholder approval.

                  2.17     COMPLIANCE WITH SECURITIES LAWS

         The Board shall have the right to:

         (a) require an Optionee to execute, as a condition of exercise of a Stock Option, a letter evidencing Optionee's intent to acquire the Shares for investment and not with a view to the resale or distribution thereof;

         (b) place appropriate legends upon the certificate or certificates for the Shares; and

         (c) take such other acts as it deems necessary in order to cause the issuance of Optioned Shares to comply with applicable provisions of state and federal securities laws.

         In furtherance of the foregoing, and not by way of limitation thereof, no Stock Option shall be exercisable unless such Stock Option and the Shares to be issued pursuant thereto shall be registered under appropriate federal and state securities laws, or shall be exempt therefrom, in the opinion of the Board upon advice of counsel to the Company. Each Stock Option Agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to


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undertake registration of Stock Options or Shares hereunder. Issue, transfer or delivery of certificates for Shares pursuant to the exercise of Stock Options may be delayed, at the discretion of the Board until the Board is satisfied that the applicable requirements of the federal and state securities laws have been met.

         The dollar value and number of Stock Options granted under this Plan are limited pursuant to Rule 701 promulgated by the Securities and Exchange Commission which provides an exemption from the registration requirements under the Act. Any guidelines adopted pursuant to this Plan shall contain the current limitations specified in said Rule 701 until the Company's securities are registered under the Act.

         3.       PROVISIONS APPLICABLE SOLELY TO NONQUALIFIED STOCK OPTIONS

         In addition to the provisions of Section 2 above, the following paragraphs shall apply to any Stock Options granted under this Plan which are not Incentive Stock Options.

                  3.1      OPTION PRICE

         The option or purchase price of each Share optioned as a Nonqualified Stock Option under this Plan shall be determined by the Board and set forth in the Stock Option Agreement.

                  3.2      METHOD OF EXERCISE OF STOCK OPTION

         The amount to be paid by the Optionee upon exercise of a Nonqualified Stock Option shall be the exercise price provided for in the Stock Option Agreement, together with the amount of federal, state, and local income and FICA taxes required to be withheld by the Company. An Optionee may elect to pay Optionee's federal, state, or local income and FICA withholding tax by having the Company withhold shares of Company common stock having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to equal the Fair Market Value of the shares on the day the option is exercised. An election by an Optionee to have shares withheld for this purpose will be subject to the following restrictions:

         (a) If an Optionee has received multiple Stock Option grants, a separate election must be made for each grant;

         (b) The election must be made prior to the day the Stock Option is exercised;

         (c)      The election will be irrevocable;

         (d)      The election will be subject to the disapproval of the Board;

         (e) If the Optionee is an "officer" of the Company within the meaning of Section 16 of the Exchange Act ("Section 16") as defined in Rule 16a-1 promulgated by the Securities and Exchange Commission, the election may not be made within six (6) months following the grant of the Stock Option; and

         (f) If the Optionee is an "officer" of the Company within the meaning of Section 16 as so defined, the election must be made either six (6) months prior to the day the Stock Option is exercised or during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date.

         3.3      ASSIGNMENT

         The Company may allow limited assignment rights for the gifting by Optionee of rights hereunder to vested Nonqualified Stock Options, on terms to be determined by the Board from time to time.


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         4.       PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS

         In addition to the provisions of Section 2 above, the following paragraphs shall apply to any Stock Options granted under this Plan which are Incentive Stock Options.

                  4.1      CONFORMANCE WITH INTERNAL REVENUE CODE

         Stock Options granted under this Plan which are "Incentive Stock Options" shall conform to, be governed by, and be interpreted in accordance with Section 422 of the Code and any regulations promulgated thereunder and amendments to the Code and regulations. Only Employees may be granted Incentive Stock Options hereunder--Consultants and non-employee Directors may NOT receive Incentive Stock Options hereunder.

                  4.2      OPTION PRICE

         The option or purchase price of each Share optioned as an Incentive Stock Option under this Plan shall be determined by the Board at the time of the action for the granting of the Stock Option and set forth in the Stock Option Agreement, but shall not, in any event, be less than the Fair Market Value of the Company's common stock on the date of grant.

                  4.3      LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTION

         The aggregate Fair Market Value of the Optioned Shares, as determined on the date of grant, vesting in any one calendar year with respect to which an Employee has the right to purchase (under this Plan or any other plan of the Company which authorizes Incentive Stock Options) shall not exceed $100,000; and to the extent any Stock Option purporting to be an Incentive Stock Option grants an Employee the right to purchase Optioned Shares with an aggregate Fair Market Value vesting in any one calendar year in excess of $100,000, as so determined (under this Plan or any other plan of the Company which authorizes Incentive Stock Options), shall be deemed a Nonqualified Stock Option for such excess amount.

                  4.4      LIMITATION ON GRANTS TO SUBSTANTIAL SHAREHOLDERS

         It is the Company's intent that in the case of any Employee who, immediately prior to the grant of a Stock Option hereunder, owns stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company, will not be granted Incentive Stock Options unless the per share option price specified by the Board for the Incentive Stock Options granted such an Employee is at least one hundred ten percent (110%) of the Fair Market Value of the Company's stock on the date of grant and such Stock Option, by its terms, is not exercisable after the expiration of five (5) years from the date such Stock Option is granted. Any Stock Option that by its terms purports to be an Incentive Stock Option that is issued to an Employee who owns stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company that does not have an exercise price of at least one hundred ten percent (110%) of the Fair Market Value of the Company's stock on the date of grant or that is, by its terms, exercisable after the expiration of five (5) years from the date such Stock Option is granted, shall be deemed a Nonqualified Stock Option.

                  4.5      METHOD OF EXERCISE OF STOCK OPTION

         The amount to be paid by the Optionee upon exercise of an Incentive Stock Option shall be the purchase price per share provided for in the Stock Option Agreement.


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         5.       COMPANY'S OPTION TO REPURCHASE

                  5.1      OPTION TO REPURCHASE

         Subject to the provisions of Section 5.3 below, and unless otherwise specified by the Board, upon the termination of an Optionee's employment or business relationship with the Company or any subsidiary, the Company shall have the right to repurchase all Shares purchased upon the exercise of Stock Options granted while the Optionee was an Employee, Consultant or Director of the Company or a subsidiary, as the case may be, at their then-current Fair Market Value, as determined by the Board. The Company shall give written notice to the Optionee of its intention to repurchase within sixty (60) days after the date of termination. The purchase price for the Shares to be repurchased shall be payable in cash on the sixtieth (60th) day after the notice is given and shall be offset against any amounts that may be due and owing to the Company. For purposes of this Section 5.1, "Fair Market Value" shall be determined by the Board in the same manner as utilized in determining the Fair Market Value for purposes of Stock Option grants at such time. The Board's determination of Fair Market Value shall be final.

                  5.2      RIGHT OF FIRST REFUSAL

         Subject to the provisions of Section 5.3 below, and unless otherwise specified by the Board, the Optionee (or his personal representative) shall not sell or encumber the Shares purchased hereunder unless he or she has first offered to sell such Shares to the Company, as follows: If the Optionee proposes to encumber or transfer such Shares, he or she shall advise the Company of the name of the proposed recipient, the number and class of Shares and the proposed price and terms. The Company shall have an option, which option must be exercised in writing within sixty (60) days after receipt of written notice of the proposed transfer, to purchase such Shares upon the same terms and conditions as are stated in the notice or at their then-current Fair Market Value, whichever is lower. The purchase price shall be paid by the Company within thirty (30) days of the giving of its notice of intent to repurchase. Fair Market Value shall be determined by the Board as provided in Section 5.1 above. In the event the Company does not elect to repurchase hereunder, the Optionee shall have the right to encumber or transfer such Shares in accordance with the price and terms and to the recipient stated in the notice for a period of ninety (90) days; but, if such Shares are not encumbered or transferred within said ninety (90) days, the Optionee shall not thereafter encumber or transfer such Shares without again complying with the requirements of this Section 5.2.

                  5.3      TERMINATION OF COMPANY'S RIGHTS

         The Company's repurchase rights stated in Sections 5.1 and 5.2 above shall terminate in the event the Company successfully concludes a registered public offering of its common stock under the Act.

         6.       TERMINATION AND AMENDMENT

         This Plan and all guidelines, rules and regulations adopted in respect hereof may be terminated, suspended, or amended at any time by a majority vote of the Board, provided that no such action shall adversely affect any material rights of Optionees granted under this Plan prior to such action without the consent of such Optionees, and provided further that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. The Board may amend the terms and conditions of outstanding Stock Options, provided, however, that (i) no such amendment would be adverse to the holders of such Stock Options without their consent, (ii) no such amendment shall extend the period for exercise of a Stock Option, and (iii) the amended terms of a Stock Option would be permitted under this Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Optionee, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

         7.       FOREIGN OPTIONEES

         Without amending this Plan, the Board may grant Stock Options to eligible Optionees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees, Directors or Consultants.

         8.       REGISTRATION, LISTING, AND QUALIFICATION OF SHARES

         Each Stock Option shall be subject to the requirement that if at any time the Board shall determine that the registration, listing, or qualification of the shares covered thereby upon any securities exchange or under any foreign, federal, state, or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Stock Option or the purchase of shares thereunder, no such Stock Option may be exercised unless and until such registration, listing, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Board. Any person exercising a Stock Option shall make such representations and agreements and furnish such information as the Board may request to assure compliance with the foregoing or any other applicable legal requirements.

         9.       NO RIGHTS TO STOCK OPTIONS OR EMPLOYMENT; NO RESTRICTIONS

         No Employee or other person shall have any claim or right to be granted a Stock Option under this Plan. Having received a Stock Option under this Plan shall not give an Employee or other person any right to receive any other grant or Stock Option under this Plan. An Optionee shall have no rights to or interest in any Stock Option except as set forth herein. Neither this Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Consultant or Director any right to be retained or engaged by the Company, or otherwise in any way affect any right and power of the Company to terminate the employment or engagement of any Employee, Consultant or Director at any time with or without assigning a reason therefor. Nothing in this Plan shall restrict the Company's rights to adopt other option plans pertaining to any or all of the Employees, Consultants or Directors covered under this Plan or other Employees, Consultants or Directors not covered under this Plan.

         Each Stock Option granted hereunder may be affected, with regard to both vesting schedule and termination, by leaves of absence, a reduction in the number of hours worked, partial disability, and other changes in Optionee's Employee, Consultant or Director status, as the case may be. The Company's policies in such matters shall be contained in guidelines, rules and regulations adopted by the Board. The guidelines, rules, and regulations and the policies contained therein may be amended at any time and from time to time by the Board, in its sole discretion and with or without notice. Optionee's rights hereunder or under any Stock Option granted hereunder at any time shall be governed by the guidelines, rules and regulations in effect at the time of any change in Optionee's employment status as contemplated above.

         10.      COSTS AND EXPENSES

         Except as provided herein with respect to the payment of taxes, all costs and expenses of administering this Plan shall be borne by the Company and shall not be charged to any grant or any Optionee receiving a grant.

         11.      PLAN UNFUNDED

         This Plan shall be unfunded. Except for the Board's reservation of a sufficient number of authorized shares to the extent required by law to meet the requirements of this Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under this Plan.

         12.      GOVERNING LAW

         This Plan shall be governed by and construed in accordance with the laws of the state of Washington.

         13.      SPECIAL PROVISIONS RELATING TO CALIFORNIA RESIDENTS

         Notwithstanding anything to the contrary herein, the following provisions shall govern all options granted under the Plan to residents of the State of California (referred to herein as "California Options"). The following provisions are intended to comply with Rule 260.140.41 of the Regulations of the Department of Corporations of the State of California (the "California Regulations"). When issuing California options, the Company shall indicate on the options that they are issued subject to these special provisions.

         (a) The total number of shares granted pursuant to the Plan is as set forth in Section 2.2 of the Plan.

         (b) The option price or purchase price of each Share optioned under the Plan under a California Option shall be determined by the Board at the time of the action for the granting of the option but shall not, in any event, be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date of grant. With respect to any California Option granted to any person who owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company, the option price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

         (c) The exercise period with respect to California Options shall not exceed one hundred twenty (120) months from the date of grant.

         (d) California Options shall not be transferable other than by will or the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as that term is defined in 17 C.F.R. 240.16a-1(e).

         (e) In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Company's stock, the number of shares subject to a California Option shall be adjusted in accordance with the provision of Section 2.9 of the Plan.

         (f) California Options shall, at a minimum, be exercisable at a rate of twenty percent (20%) per year from the date of grant.

         (g) Unless employment is terminated for cause as defined by applicable law, the terms of the Plan or option grant or a contract of employment, the right to exercise a California Option in the event of termination of employment with the Company, to the extent that the California Option is exercisable on the date of such termination of employment, is as follows: at least six (6) months from the date of termination if termination was caused by death or disability and at least thirty (30) days from the date of termination if termination was caused by other than death or disability.

         (h) There shall be no California Options granted under the Plan later than ten (10) years from the date the Plan was adopted or the date the Plan is approved by the shareholders, whichever is earlier.

         (i) The Plan shall be approved by the shareholders within twelve
(12) months after the date of adoption of the Plan by the Board of Directors. No option may be exercised before shareholder approval is obtained.

         (j) The Company will comply with Section 260.140.46 of the California Code of Regulations regarding information required to be received by employees of the Company residing in the State of California.

         (k) The provisions of subsections (a) through (c) of Section 2.5 and paragraph (4) of subsection (f) of Section 2.6 of the Plan shall not apply to California Options with the effect that there shall be no reference in the Plan to the acceleration of the exercise period for California Options in relation to mergers, consolidations and takeovers in which the Company is not the surviving entity.

         14.      SEVERABILITY

         In the event any provision of this Plan or any Stock Option Agreement is found to be invalid or unenforceable, such provision shall be deemed reformed to the extent necessary to render it valid and enforceable. The invalidity or unenforceability of any provision in this Plan or any Stock Option Agreement shall not in any way affect the validity or enforceability of any other provision of this Plan or the Stock Option Agreement, as the case may be, and this Plan and the Stock Option Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been included.